Exhibit 99.1

Contact:

William B. Boni
VP, Investor Relations/
Corp. Communications
Minerva Neurosciences, Inc.
(617) 600-7376

FOR IMMEDIATE RELEASE

MINERVA ANNOUNCES AMENDED AGREEMENT FOR MIN-202 IN INSOMNIA

Minerva to gain global strategic control over development of MIN-202 for insomnia

Janssen cash payments to Minerva of up to $70 million, including $30 million upfront

All shares in Minerva held by an affiliate of Janssen (approximately 3.9 million shares representing approximately 10% of outstanding shares) to be repurchased at par value

Minerva Phase 2 development payments totaling $13 million to be waived

Waltham, MA, May 31, 2017 – Minerva Neurosciences, Inc. (NASDAQ: NERV), a clinical-stage biopharmaceutical company focused on the development of therapies to treat central nervous system (CNS) disorders, today announced that it has entered into a binding term sheet to amend its co-development and license agreement with Janssen Pharmaceutica NV (Janssen) related to MIN-202 (JNJ 42827922), a selective orexin-2 receptor antagonist, and to repurchase all Minerva shares owned by Johnson & Johnson Innovation—JJDC, Inc. (an affiliate of Janssen). This amendment and the stock repurchase are conditional upon the closing of the pending acquisition of Actelion Ltd. by affiliates of Janssen and approval by the European Commission.

Under the amended agreement, Minerva will gain global strategic control of the development of MIN-202 to treat insomnia, and Janssen will forego its right to royalties on MIN-202 insomnia sales in Minerva territories. Minerva will retain its current rights to MIN-202 as adjunctive therapy for major depressive disorder (MDD), which include an exclusive license in the European Union, Switzerland, Liechtenstein, Iceland and Norway, with royalties payable by Minerva to Janssen, and royalties on sales payable by Janssen to Minerva elsewhere worldwide.

Payments to Minerva by Janssen under this new agreement include an upfront payment of $30 million, $20 million at the start of a Phase 3 insomnia trial for MIN-202 and $20 million when 50% of the patients are enrolled in this trial. Janssen will waive the remaining payments due from Minerva for Phase 2 development of MIN-202, which total approximately $13 million. Minerva will assume all financial responsibility for Phase 3 development costs for MIN-202 in insomnia. All Minerva stock currently owned by Johnson & Johnson Innovation—JJDC, Inc. totaling approximately 3.9 million shares and representing approximately 10% of total Minerva shares outstanding will be repurchased by Minerva at par value of $.0001 per share or approximately $389 in total.

“We view the new agreement with Janssen as a structure that will ensure a more focused and efficient clinical development of MIN-202 in insomnia by Minerva,” said Dr. Remy Luthringer, president and chief executive officer of Minerva. “We look forward to continuing our collaboration with Janssen while accelerating the clinical advancement of our portfolio. In addition, the infusion of financial resources under this agreement significantly extends Minerva’s financial runway.”

Minerva expects that these combined financial resources will support the development of MIN-101, its lead product candidate to treat negative symptoms in schizophrenia, and the development of MIN-202 in insomnia and MDD to the end of 2019. Within that time frame, Minerva expects to generate data readouts from its planned Phase 3 trial with MIN-101 and three Phase 2b trials with MIN-202 in both indications. Additional clinical activities planned during that period include a Phase 2 trial with MIN-117 and a Phase 1 trial with MIN-301.

About MIN-202 (JNJ 42827922)

MIN-202 is a selective orexin 2 receptor antagonist under development for the treatment of insomnia and as adjunctive therapy for MDD. In the brain, the orexin system is involved in the control of several key functions, including metabolism and wakefulness. MIN-202 seeks to inhibit the activity of the neurons that promote wakefulness by selectively blocking the orexin 2 receptor. Rather than making an individual sleepier, blocking the orexin 2 receptor reduces the level of the neurotransmitters that signal the brain to maintain vigilance and wakefulness.

About Minerva Neurosciences

Minerva Neurosciences, Inc. is a clinical-stage biopharmaceutical company focused on the development and commercialization of a portfolio of products to treat CNS diseases. Minerva’s proprietary compounds include: MIN-101, in clinical development for schizophrenia; MIN-117, in clinical development for major depressive disorder (MDD); MIN-202 (JNJ-42847922), in clinical development for insomnia and MDD; and MIN-301, in pre-clinical development for Parkinson’s disease. Minerva’s common stock is listed on the NASDAQ Global Market under the symbol “NERV.” For more information, please visit www.minervaneurosciences.com.

Forward-Looking Safe Harbor Statement

This press release contains forward-looking statements which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts, reflect management’s expectations as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the approval by the European Commission and subsequent closing of the pending acquisition of Actelion Ltd. by affiliates of Janssen; our ability to negotiate and execute the definitive agreements described above; the timing and results of future clinical milestones with MIN-202 in insomnia and major depressive disorder, including the timing and scope of future clinical trials and results of clinical trials with this compound; the timing and outcomes of future interactions with U.S. and foreign regulatory bodies; our agreements with Janssen related to MIN-202; our ability to successfully develop and commercialize MIN-101, MIN-202, MIN-117 and MIN-301; the sufficiency of our current cash position to fund our operations; and management’s ability to successfully achieve its goals. These forward-looking statements are based on our current expectations and may differ materially from actual results due to a variety of factors including, without limitation, the inherent uncertainty in approval by the European Commission and subsequent closing of the pending acquisition of Actelion Ltd. by affiliates of Janssen; whether MIN-101, MIN-202, MIN-117 and MIN-301 will advance further in the clinical trials process and whether and when, if at all, it will receive final approval from the U.S. Food and Drug Administration or equivalent foreign regulatory agencies and for which indications; whether the results of future clinical trials of MIN-101, MIN-202, MIN-117 and MIN-301, if any, will be consistent with the results of past clinical trials; whether MIN-101, MIN-202, MIN-117 and MIN-301 will be successfully marketed if approved; whether any of our therapeutic product discovery and development efforts will be successful; our ability to achieve the results contemplated by our co-development agreements; management’s ability to successfully achieve its goals; our ability to raise additional capital to fund our operations on terms acceptable to us; and general economic conditions. These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed under the caption “Risk Factors” in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed with the Securities and Exchange Commission on May 4, 2017. Copies of reports filed with the SEC are posted on our website at www.minervaneurosciences.com. The forward-looking statements in this press release are based on information available to us as of the date hereof, and we disclaim any obligation to update any forward-looking statements, except as required by law.